Exhibit 99.1

DuPont Fabros Technology, Inc. Announces Redemption of 7.875% Series A Cumulative Perpetual Preferred Stock and Partial Redemption of 7.625% Series B Cumulative Perpetual Preferred Stock

Washington, D.C., May 10, 2016 – DuPont Fabros Technology, Inc. (NYSE: DFT) (the “Company”) today announced that it intends to redeem on June 9, 2016 (the “Redemption Date”) all of the shares of its 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) remaining issued and outstanding as of the Redemption Date and 2,650,000, representing approximately 39.8% of its 6,650,000 shares of its 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends on each share of Series A Preferred Stock and on each share of Series B Preferred Stock, respectively, to be redeemed from April 15, 2016 to, but not including, the Redemption Date.

Dividends on the shares of Series A Preferred Stock and on the shares of Series B Preferred Stock that are to be redeemed will cease to accrue on the Redemption Date. Upon redemption, the shares of Series A Preferred Stock and the redeemed shares of Series B Preferred Stock will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest. Upon redemption, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange.

All shares of Series A Preferred Stock and all shares of Series B Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”). The Series A Preferred Stock will be redeemed in accordance with the procedures of DTC. The Series B Preferred Stock to be redeemed will be selected by lot in accordance with the procedures of DTC. Payment to DTC for the shares of Series A Preferred Stock and the share of Series B Preferred Stock will be made by Computershare Inc. as redemption agent.

The address for the redemption agent is as follows:

Computershare Inc.

480 Washington Blvd, 29th Floor

Jersey City, New Jersey 07310

Attn: Kirsten M. Kulmaczewski, Corp Actions Relationship Manager

E-mail: Kirsten.Kulmaczewshi@computershare.com

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the Company’s plans and expectations with respect to the redemption of shares of Series A Preferred Stock and shares of Series B Preferred Stock and other risk factors identified from time to time in the reports we filed with the Securities and Exchange Commission (the “SEC”). The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statements, see the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in other documents that the Company files from time to time with the SEC.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. is a leading owner, developer, operator and manager of enterprise-class, carrier neutral, large multi-tenant wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s 12 data centers are located in four major U.S. markets, which total 3.1 million gross square feet and 273 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, D.C.

SOURCE: DuPont Fabros Technology, Inc.

Contacts:

Jeff Foster, Executive Vice President and Chief Financial Officer of DuPont Fabros Technology, Inc., +1-202-478-2333.

Steven Rubis, Vice President, Investor Relations of DuPont Fabros Technology, Inc., +1-202-478-2330